Exhibit 2
                                    AGREEMENT

         This Agreement, dated as of March 23, 2006 (this "AGREEMENT"), is entered into by and between Pirate Capital LLC, a Delaware limited liability company ("PIRATE CAPITAL"), and James River Coal Company, a Virginia corporation (the "COMPANY").

         WHEREAS, through funds and accounts for which it serves as general partner and/or as investment advisor (the "FUNDS"), Pirate Capital beneficially owns an aggregate of approximately 14.5% of the Company's outstanding common stock, $0.01 par value per share ("COMMON STOCK");

         WHEREAS, Article I, Section 1.3 of the Company's Amended and Restated Bylaws (the "BYLAWS") provides, in part, that business may be conducted at an annual meeting of shareholders if brought before the meeting by a shareholder of record whose written notice with respect to such business is delivered to and received by the Secretary or Assistant Secretary of the Company not less than 90 days before the date of the meeting;

         WHEREAS, Article II, Section 2.3 of the Bylaws provides, in part, that nominations for the election of directors at an annual meeting of shareholders may be made by a shareholder whose written notice of intent to make such nominations has been delivered to the Secretary of the Company not later than 120 days before the date of the meeting; and

         WHEREAS, Pirate Capital and/or one or more of the Funds is prepared to deliver to the Company the requisite advance notice (the "NOTICE") of business to be conducted and/or candidates for director to be nominated at the Company's 2006 annual meeting of shareholders (including any special meeting held in lieu thereof or any adjournments or postponements of such annual or special meeting, the "2006 ANNUAL MEETING"), and is willing to temporarily forego delivery of the Notice in light of, among other things, (a) the Company's announcement that it is exploring various strategic alternatives to maximize shareholder value, including a possible sale of the Company, and (b) the parties' desire to discuss the potential to avoid a proxy contest at the 2006 Annual Meeting and, in connection therewith, their desire to maintain the status quo as between the parties;

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

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         I. TOLLING. Notwithstanding any provision to the contrary set forth in the Bylaws, each of which is hereby waived by the Company, it is expressly agreed that should Pirate Capital and/or one or more of the Funds provide the Notice at any time on or prior to 5:00 p.m. (New York time) on April 30, 2006,
(i) the Notice shall be deemed timely for all purposes and neither the Company nor any person acting on its behalf shall contest the timeliness thereof, (ii) should the Company contest the validity of the Notice for any reason other than the timeliness thereof, the Company shall provide the party delivering the Notice with at least 10 business days to cure any such alleged defect after receipt of written notice thereof, and (iii) the Company shall not hold the 2006 Annual Meeting earlier than 75 days following receipt of the Notice.

         II. REPRESENTATIONS AND WARRANTIES. Each of the Company and Pirate Capital hereby represents and warrants with respect to itself as follows:

         AUTHORITY RELATIVE TO THIS AGREEMENT. It has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly authorized, executed and delivered by it and this Agreement constitutes the valid and binding obligation of it enforceable against it in accordance with the terms hereof.

         ABSENCE OF CONFLICTS. Its execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and its performance hereunder in accordance with the terms and conditions hereof will not: (i) violate, conflict with or result in a breach of any provision of its articles of incorporation, by-laws or comparable governing documents, (ii) violate, conflict with or result in a breach of any provision of or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any contract or other agreement to which it is a party or by or to which it is bound or subject; or (iii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, law, ordinance, code, rule or regulation of any court or foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority that is applicable to it.

         III. GENERAL.

         AMENDMENTS AND WAIVERS. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and Pirate Capital.

         NOTICES. All notices and other communications provided for or permitted hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly delivered when delivered in person, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

                           If to the Company, to:

                           James River Coal Company
                           901 East Byrd Street, Suite 1600

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                           Richmond, Virginia 23219
                           Attention:  Peter T. Socha
                           Telephone:  (804) 780-3000
                           Telecopier: (804) 780-0643

                           with a copy to:
                           Kilpatrick Stockton LLP
                           Attention:  David A. Stockton
                           Telephone:  (404) 815-6500
                           Telecopier: (404) 541-3402

                           If to Pirate Capital, to:

                           Pirate Capital LLC
                           200 Connecticut Avenue, 4th Floor
                           Norwalk, Connecticut 06854
                           Attention:  Thomas R. Hudson Jr.
                           Telephone:  (203) 854-1100
                           Telecopier: (203) 854-5841

                           With a copy to:

                           Schulte Roth & Zabel LLP
                           919 Third Avenue
                           New York, New York  10022
                           Attn:  Marc Weingarten, Esq.
                           Telephone:  (212) 756-2280
                           Telecopier: (212) 593-5955

         All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery or delivery by electronically confirmed facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day and
(iii) in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.

         DESCRIPTIVE HEADINGS, ETC. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, as used herein: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words "hereof", "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the word "including" and words of similar import mean "including, without limitation"; (v) "or" is not exclusive; and (vi) provisions apply to successive events and transactions. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument. Each


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party hereto acknowledges that it has had the
benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties.

         SEVERABILITY. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability thereof in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

         GOVERNING LAW; SPECIFIC PERFORMANCE. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to its choice of law rules). The parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is agreed that either party shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the posting of a bond or other security, this being in addition to any other remedy to which such party is entitled at law or in equity.

         ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of and a complete and exclusive statement of their agreement and understanding in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                              PIRATE CAPITAL LLC

                                              By: /s/ Thomas R. Hudson Jr.
                                              Name:    Thomas R. Hudson Jr.
                                              Title:   Managing Member



                                              JAMES RIVER COAL COMPANY

                                              By: /s/ Peter T. Socha
                                              Name:    Peter T. Socha
                                              Title:   Chairman, President and
                                                       Chief Executive Officer